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                     June 2, 2021

       Alex Behfar
       Executive Chairman and Acting Chief Executive Officer
       Odyssey Semiconductor Technologies, Inc.
       9 Brown Road
       Ithaca, NY 14850

                                                        Re: Odyssey
Semiconductor Technologies, Inc.
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed April 8, 2021
                                                            Form 10-K/A for the
year ended December 31, 2020
                                                            Filed May 28, 2021
                                                            File No. 333-234741

       Dear Mr. Behfar:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing